EXHIBIT 2.4

                 COLLATERAL ASSIGNMENT OF INTELLECTUAL PROPERTY

         This COLLATERAL ASSIGNMENT OF INTELLECTUAL PROPERTY (this "IP Assignment Agreement") is dated as of June 10, 2004, and is made by and between QuikCat.com, Inc. ("QuikCat"), a Delaware corporation and the Debtor-In-Possession in the Chapter 11 case pending in the United States Bankruptcy Court for the Northern District of Ohio (the "USBC"), and IA Global, Inc., a Delaware corporation ("IA Global"). All capitalized terms used but not otherwise defined herein shall have the meanings attributed to them in the Purchase Agreement (as defined below).

                               W I T N E S S E T H

         WHEREAS, QuikCat and IA Global have entered into that certain Asset Purchase Agreement, dated April 13, 2004 (the "Purchase Agreement"), for the sale of substantially all of the assets of QuikCat, as set forth in the Purchase Agreement;

         WHEREAS, QuikCat owns all right, title, and interest in and to, among other things, all the United States patents, patent applications, copyrights, trade marks, service marks and other intellectual property for the protection of inventions, designs or marks, as set forth on Schedule A hereto (the "IP"); and

         WHEREAS, in order to induce IA Global to enter into the Purchase Agreement, QuikCat has agreed to enter into this IP Assignment Agreement in order to collaterally assign the Assigned IP (as defined below) to IA Global for filing and registration with the U.S. Patent and Trademark Office and U.S. Copyright Office, as applicable.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment of IP. QuickCat hereby assigns, sells, transfers, and conveys to IA Global:

         (a) the IP;

         (b) all patents, patent applications and patentable inventions and designs developed by, acquired by, granted to, or filed by QuikCat whether based upon, derived from, or improvements of any invention or design disclosed in the IP or otherwise (the "Future Patents");

         (c) all divisions, continuation, continuations-in-part or reissues of the patents that comprise part of the IP and Future Patents;

         (d) all income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect to the IP and the Future Patents, including without limitation damages, claims and payments for past, present, or future infringements thereof;

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         (e) all rights of QuikCat as licensor of any of the items set forth in clauses (a) through (d) above;

         (f) all of QuikCat's rights to sue for past, present and future infringements of the IP and Future Patents; and

         (g) all trademarks, trademark registrations and registration applications, formulae, processes, compounds, methods, methods, know-how and trade secrets relating to the manufacture of QuikCat's products under, utilizing or in connection with the IP and Future Patents and all goodwill connected with, symbolized by or related to the foregoing.

         All of the foregoing items set forth in clauses (a) through (g) are hereinafter referred to collectively as the "Assigned IP."

2. AMENDMENTS AND WAIVERS. This IP Assignment Agreement may not be modified, supplemented, or amended, or any of its provisions waived except in a writing signed by QuikCat and IA Global.

3. WAIVER OF RIGHTS. No course of dealing between the parties to this IP Assignment Agreement or any failure or delay on the part of any such party in exercising any rights or remedies hereunder shall operate as a waiver of any rights and remedies of such party or any other party, and no single or partial exercise of any rights or remedies by one party hereunder shall operate as a waiver or preclude the exercise of any rights or remedies by one party hereunder shall operate as a wavier or preclude the exercise of any other rights and remedies of such party or any other party.

4. SEVERABILITY. If any clause or provision of this IP Assignment Agreement shall be held invalid or unenforceable, in whole or in party, in any jurisdiction, such invalidity or unenforceability shall attach only to such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such or any other clause or provision in any other jurisdiction.

5. NOTICES. All notices, communications, requests and demands to or upon the parties shall be given in accordance with the notice provisions set forth in the Purchase Agreement.

6. FURTHER ASSURANCES. QuikCat shall take such steps and actions following the date hereof, including the execution of any documents, files, registrations, or other similar items, to ensure that the Assigned IP is properly assigned to IA Global, or any assignee or successor thereto.

7. GOVERNING LAW. This Collateral Assignment shall be governed by, construed, applied, and enforced in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except that no doctrine of choice of law shall be sued to apply the laws of any other state or jurisdiction, except the federal laws of the United States of America applicable to patents and trademarks.

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         IN WITNESS WHEREOF, the parties have entered into this IP Assignment
Agreement as of the date first above written.

                                        QUICKCAT.COM, INC.



                                        By:    /s/ Dr. Olu Lafe
                                               ----------------
                                        Name:  Dr. Olu Lafe

                                        Title: CEO


                                        IA GLOBAL, INC.


                                        By:    /s/ Mark Scott
                                               ---------------
                                        Name:  Mark Scott

                                        Title: CFO


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